Exhibit 99.1

NIC Co-founder’s Family Investment Company Establishes 10b5-1 Trading Plan

OLATHE, Kan.--(BUSINESS WIRE)--December 4, 2009--NIC Inc. (NASDAQ: EGOV) today announced that a Wyoming limited liability company, Ross C. Hartley Family Investments, LLC, which is partly owned by Ross C. Hartley, 61, co-founder of the Company and a director, has adopted a stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The sales under the plan are intended to diversify the holdings of the limited liability company in furtherance of the family’s estate planning goals for Mr. and Mrs. Hartley.

Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for buying and selling specified amounts of stock if the plan is adopted at a time when they are not aware of any material non-public information. Using these plans, insiders may diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. Neither the limited liability company nor Mr. Hartley will have any discretion over sales under the plan.

Ross C. Hartley Family Investments, LLC will be able to sell up to 1,878,000 shares of common stock under the plan beginning December 10, 2009, and ending no later than December 31, 2010. The plan includes various minimum prices relating to sales of various numbers of shares. In addition to the 1,878,000 shares subject to the plan, Mr. Hartley directly and indirectly beneficially owns an additional 3,128,592 shares of NIC Inc. common stock which are not subject to the plan. Transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission as required by applicable securities laws.

About NIC

NIC is the nation’s leading provider of official government portals, online services, and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The family of NIC companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 97 million people in the United States. Additional information is available at http://www.nicusa.com.

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com